 Exhibit 2.1

Agreement And Plan Of Merger

dated as of February 12, 2012

among

Project Plasma Holdings Corporation,

Project Plasma Merger Corp.

and

SeraCare Life Sciences, Inc.

Exhibits

Exhibit A – Voting Agreement

Exhibit B – Guarantee

Exhibit C – Certificate of Incorporation of the Surviving Corporation

Index of Defined Terms

Actions	14
Affiliate	17
Agreement	1
Alternative Acquisition Agreement	44
Annual Report	9
Appraisal Shares	4
Authorizations	20
Business Day	2
Cash Amount	6
Certificate of Merger	2
Certificates	5
Change in Recommendation	45
Change of Control Obligation	26
Closing	2
Closing Date	2
COBRA	16
Code	17
Company	1
Company Board	1
Company Common Stock	1
Company Disclosure Letter	8
Company Employee	40
Company Employee Benefit Plan	15
Company ERISA Affiliates	15
Company Financial Advisor	14
Company Financial Statements	12
Company Intellectual Property	23

Company Material Adverse Effect	8
Company Material Contract	26
Company Preferred Stock	9
Company Recommendation	10
Company SEC Reports	12
Company Shares	1
Company Stockholder Vote	10
Company Stockholders	1
Company Stockholders Meeting	39
Compensatory Restricted Stock	51
Confidentiality Agreement	44
Constituent Corporations	2
Contract	26
D&O Insurance	48
DGCL	1
Divestiture	43
DOJ	41
EDGAR	15
Effective Date	3
Effective Time	3
Employee Benefit Plan	15
Environmental Laws	19
Equity Commitment Letter	31
Equity Financing	31
ERISA	17
Exchange Act	11
Exchange Agent	4
Exchange Fund	4
Executive Officer	26

FCPA	20
FTC	41
GAAP	12
Governmental Authority	11
Guarantee	2
Guarantors	2
HIPAA	22
HSR Act	11
Indebtedness	26
Indemnified Party	48
Intellectual Property	22
Intervening Event	46
Law	11
Leases	27
Lien	27
Maximum Amount	49
Merger	1
Merger Consideration	3
Merger Sub	1
Middlesex Loan	34
Off-the-Shelf Software	25
Options	7
Order	11
Outside Date	54
Parent	1
Parent Expenses	57
Parent Material Adverse Effect	29
Parent Subsidiaries	30
Permitted Liens	27

Person	11
Person or Group	47
Proxy Statement	11
Proxy Statement Clearance Date	38
Qualified Company Employee Benefit Plan	15
Record Date	39
Registered Company Intellectual Property	23
Related Party	28
Restricted Stock	7
Reverse Termination Fee	57
Sarbanes-Oxley Act	12
SEC	7
SEC Comment Letters	13
Section 262	4
Securities Act	26
Sponsors	31
Stock Plans	7
Subsidiary	11
Superior Proposal	47
Surviving Corporation	2
Takeover Proposal	47
Tax Return	18
Taxes	18
Taxing Authority	19
Termination Fee	56
Third Party	44
To the knowledge of the Company	60
Trade Secrets	23
Transactions	8
Uncertificated Shares	5
Voting Agreement	1
WARN Act	40

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 12, 2012, by and among Project Plasma Holdings Corporation, a Delaware corporation (“Parent”), Project Plasma Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SeraCare Life Sciences, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each outstanding share (the “Company Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will thereupon be cancelled and (except the Appraisal Shares) converted into the right to receive the Merger Consideration, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained in this Agreement and the consummation of the Merger, all upon the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend that the holders of Company Shares (in their respective capacities as such, the “Company Stockholders”) approve and adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and Parent, as its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained in this Agreement and the consummation of the Merger, all upon the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve and adopt this Agreement;

WHEREAS, the board of directors of Parent has (i) declared it advisable to enter into this Agreement and (ii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained in this Agreement and the consummation of the Merger, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Company Stockholders have entered into a Voting Agreement, dated as of the date hereof, in the form attached as Exhibit A (the “Voting Agreement”) in favor of Parent and Merger Sub;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Linden Capital Partners II LP and Linden Capital Partners II-A LP (the “Guarantors”) have entered into a guarantee, dated as of the date hereof, in the form attached as Exhibit B (the “Guarantee”) in favor of the Company with respect to the obligations and liabilities of Parent and Merger Sub arising under, or in connection with, this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement,

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

Article 1
THE MERGER

Section 1.1.          The Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 1.2.          Effects of the Merger. The Merger shall have the effects set forth in Sections 259 and 261 of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3.          Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or, to the extent permitted by applicable Law, waived on the Closing Date), at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Drive, Chicago, Illinois 60654, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in the State of Delaware are permitted or required by Law or Order to remain closed.

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Section 1.4.          Consummation of the Merger.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

Section 1.5.          Organizational Documents; Directors and Officers.  The certificate of incorporation of the Surviving Corporation shall be amended in its entirety at the Effective Time to read as set forth in Exhibit C, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earliest of their resignation, removal or death or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earliest of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.

Article 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE

Section 2.1.          Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.2.          Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a)          Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares and any shares to be canceled pursuant to Section 2.2(b)) shall be canceled and shall be converted automatically into the right to receive $4.00 in cash without interest thereon (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and holders of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of Certificates or Uncertificated Shares in accordance with Section 2.3.

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(b)          Treasury Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled without any conversion thereof, shall cease to exist and no payment or distribution shall be made with respect thereto.

(c)          Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and who properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been cancelled and converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 2.2(a), without interest. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and attempted withdrawals of such demands, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.3.          Exchange.

(a)          Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3. Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent as of the Effective Time, for the benefit of the Company Stockholders, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the Company Shares converted into the right to receive Merger Consideration (the “Exchange Fund”) (but not, for the avoidance of doubt, for payments in respect of Options, which Parent shall pay, or cause the Surviving Corporation to pay, to the holders of the Options in accordance with Section 2.4). The Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Shares; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant this Article 2 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Exchange Fund shall not be used for any other purpose.

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(b)          Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in any event not later than three (3) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) and to each holder of record of uncertificated Company Shares (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Each holder of record of shares of Company Common Stock that shall have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. Notwithstanding the foregoing, in the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate or such Uncertificated Shares shall be accompanied by (A) all documents required to evidence and effect such transfer and (B) payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Uncertificated Shares, unless such registered holder shall otherwise establish to the satisfaction of Parent that such Taxes shall have been paid or are not applicable. Each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the Company Shares shall have been converted pursuant to Section 2.2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article 2.

(c)          No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates or Uncertificated Shares, and there shall be no further registration of transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund, together with any interest and earnings thereon, that remains undistributed to the holders of Certificates or Uncertificated Shares for twelve (12) months after the Effective Time shall be delivered, at Parent's option, to Parent or the Surviving Corporation, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

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(e)          No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share shall not have been surrendered prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the delivery to the Exchange Agent or Parent, as the case may be, of a written indemnity agreement in the form customarily used by the Company’s transfer agent and, if required by Parent, the posting by such Person of a bond in such reasonable amount (not to exceed two percent (2%) of the value of the Merger Consideration represented thereby, plus any processing or other administrative fees customarily charged by the Company’s transfer agent for the replacement of lost, stolen or destroyed certificates) as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g)          Withholding Taxes. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent and paid to the appropriate Taxing Authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.4.          Company Options; Company Restricted Stock Awards.

(a)          Company Options. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that at the Effective Time, all Options outstanding and unexercised immediately prior to the Effective Time shall be cancelled, and each holder of an Option immediately prior to the Effective Time shall be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock otherwise issuable upon exercise of such Option and (ii) the Merger Consideration less the applicable exercise price per share of Company Common Stock otherwise issuable upon exercise of such Option (with the aggregate amount of such payment to the holder to be rounded down to the nearest cent) (the “Cash Amount”), less applicable withholding Taxes, if any, required to be withheld with respect to such payment. No holder of an Option that has an exercise price per share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Option before or after the Effective Time. As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time, not exercised, expired or terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans. As used in this Agreement, “Stock Plans” means the Company’s Amended and Restated 2001 Stock Incentive Plan, the Company’s 2009 Equity Incentive Plan or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any predecessor thereof or any other contract or agreement entered into by the Company.

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(b)          Company Restricted Stock Awards. As of the Effective Time, each outstanding Restricted Stock award the restrictions of which have not lapsed immediately prior to the Effective Time shall become fully vested and the holder thereof shall be entitled to receive, without any interest thereon, the Merger Consideration in accordance with this Article 2, less applicable withholding Taxes, if any, required to be withheld with respect to such payment. As used in this Agreement, “Restricted Stock” means shares of Company Common Stock issued pursuant to a Stock Plan that are subject to a risk of forfeiture or a right of repurchase until vested by continued employment or other service to the Company.

(c)          Payment for Options. Parent shall provide sufficient funds for and shall cause the Surviving Corporation to pay the Cash Amount as contemplated by Section 2.4(a) within five (5) Business Days following the Closing Date.

(d)          Termination of Stock Plans. Except as otherwise agreed to by the parties, the Stock Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company thereof shall be canceled as of the Effective Time.

Section 2.5.          Taking of Necessary Action; Further Action.If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

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Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Reports (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements” (excluding in each case statements of historical fact), and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (it being understood that any matter disclosed in any Company SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Schedule and to qualify the Company’s representations and warranties hereunder only to the extent that it is reasonably apparent from such disclosure in such Company SEC Report that such disclosure is applicable to such section of the Company Disclosure Schedule, other than, in each case, any matters required to be disclosed pursuant to Section 3.2, Section 3.6(b), Section 3.15 or Section 3.16 of this Agreement, which matters shall be specifically disclosed in Section 3.2, Section 3.6(b), Section 3.15 or Section 3.16 of the Company Disclosure Letter, respectively), or (ii) the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to such other sections of this Agreement to the extent it is readily apparent that the disclosure in respect of the particular section is also applicable to such other sections) delivered herewith by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.          Organization. The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate power and authority necessary to own, operate and lease its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. A “Company Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, assets or results of operations of the Company or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”); provided, however, that Company Material Adverse Effect shall not include any effect attributable to (A) general economic, business, political, financial or market conditions or general changes or developments in the industry in which the Company operates (except to the extent that such conditions, changes or developments affect the Company in a disproportionate manner as compared to other companies participating in the same industry as the Company), (B) acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof (except to the extent that such acts or events affect the Company in a disproportionate manner as compared to other companies participating in the same industry as the Company), (C) any negative impact on relationships with employees of the Company or disruption in customer, supplier, distributor, landlord, partner or other business relationships arising from or relating to the announcement or pendency of the Transactions, (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (E) changes in the price or trading volume of the Company’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in price or trading volume shall not be excluded under this proviso and may be considered when determining whether a Company Material Adverse Effect is occurring or has occurred), (F) fluctuations in the value of any currency, (G) any failure by the Company to meet public or internal revenue, earnings or other projections (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet projections shall not be excluded under this proviso and may be considered when determining whether a Company Material Adverse Effect is occurring or has occurred)), (H) the taking of any action required by this Agreement or approved or permitted in writing by Parent, or the failure to take any action prohibited by this Agreement or (I) any suits, action or legal, administrative, arbitration or other proceeding or governmental investigation made or brought by any holder of shares of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the Transactions. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 filed by the Company with the SEC (the “Annual Report”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

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Section 3.2.          Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on January 25, 2012: (A) 20,198,602 shares of Company Common Stock were issued and outstanding, of which 817,457 shares were Restricted Stock; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Options to purchase 1,869,874 shares of Company Common Stock and (E) 1,936,489 shares of Company Common Stock were reserved for future issuance under the Stock Plans (including upon exercise of the Options). Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and are, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on January 25, 2012, each Option of the Company outstanding, the number of shares of Company Common Stock issuable thereunder and the expiration date and the exercise or conversion price relating thereto. The Stock Plans listed in Section 3.2(a) of the Company Disclosure Letter are the only plans or programs the Company has maintained under which stock options, restricted shares, restricted stock units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted. The Company has not, subsequent to January 25, 2012, declared or paid any dividend, or declared or made any distribution on, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock (other than the forfeiture of shares of Restricted Stock pursuant to the terms of any Stock Plan, including the surrender of shares in satisfaction of tax withholding obligations), or issued or authorized the issuance of, any Options, shares of Restricted Stock, restricted stock units, stock appreciation rights, performance shares or other compensatory equity-based awards, except pursuant to the terms of the Company’s Fiscal 2012 Director Compensation Program. There are no outstanding contractual obligations of the Company to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote.

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(b)          Except as set forth in this Section 3.2 (including Section 3.2(a) of the Company Disclosure Letter), (i) no shares of capital stock or other securities of the Company are issued, reserved for issuance or outstanding, (ii) there are no outstanding securities (including convertible securities), options, warrants, calls, rights (including preemptive rights), commitments, subscriptions, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right (including preemptive right), commitment, subscription, agreement, arrangement or undertaking, and (iii) there are no voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock or other securities of the Company.

Section 3.3.          Authorization; No Conflict.

(a)          The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions except the affirmative vote to adopt this Agreement by the holders of a majority of the Company Shares entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)          The Company Board, at a meeting duly called and held, duly adopted unanimous resolutions (i) determining that this Agreement, the Merger and the other Transactions are advisable, (ii) determining that this Agreement, the Merger and the other Transactions, taken together, are fair to and in the best interests of the Company and the Company Stockholders, (iii) approving this Agreement and the Transactions, (iv) directing that this Agreement be submitted to the Company Stockholders for adoption, (v) recommending that the Company Stockholders vote in favor of the adoption of this Agreement and the Transactions (this clause (v), the “Company Recommendation”) and (vi) electing, to the extent permitted by applicable Law, to make inapplicable all state takeover laws or similar Laws, including Section 203 of the DGCL, to the extent they might otherwise apply to the execution, delivery, performance or consummation of this Agreement or any of the Transactions. None of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date hereof except as permitted by this Agreement.

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(c)          None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the Transactions will, assuming receipt of the Company Stockholder Vote and compliance with the DGCL, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), foreign antitrust or competition Laws, the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the rules of Nasdaq and the securities or “blue sky” laws of various jurisdictions, (i) result in a violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) require any consent or other action by any other Person not received or taken prior to the Closing under, result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or cause or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance of an obligation required by, or result in such a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, Lease, agreement or other instrument to which the Company is a party or by which the Company or any of its properties or assets is bound, (iii) violate any order, judgment, decision, decree, injunction, ruling, writ or assessment (whether temporary, preliminary or permanent) (“Order”) applicable to the Company or any of its properties or assets, or (iv) violate any foreign, federal, state or local statute, law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule or regulation (“Law”) applicable to the Company or any of its properties or assets other than any such event described in clause (ii), (iii) or (iv) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)          No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local, municipal or foreign governmental, regulatory, quasi-governmental or administrative authority, department, commission, court, tribunal, judicial body or agency, including any political subdivision thereof (a “Governmental Authority”) is necessary to be obtained or made by the Company in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act and foreign antitrust or competition Laws, (iii) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), if required by applicable Law, and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq, (v) compliance with the securities or “blue sky” laws of various jurisdictions and (vi) compliance with such other requirements non-compliance with which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4.          Subsidiaries; Equity Investments. The Company does not have any Subsidiaries. As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity. The Company does not own, directly or indirectly, any capital stock and/or other ownership or equity interest in any Person (other than investments in marketable securities in the ordinary course of business).

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Section 3.5.          SEC Reports; Financial Statements; Undisclosed Liabilities.

(a)          The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents required to be filed with or furnished to the SEC under the Exchange Act by the Company since October 1, 2009 (collectively, the “Company SEC Reports”). As of their respective dates (after giving effect to any amendments or supplements thereto, and any modifying or superseding statements, filed or furnished prior to the date of this Agreement), the Company SEC Reports complied in all material respects as to form and substance with the requirements of the Exchange Act and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)          The balance sheets and the related statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and presented fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments consistent with GAAP).

(c)          Except as reflected in the Company Financial Statements, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, matured, unmatured or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto, other than any liabilities incurred in the ordinary course of business since September 30, 2011 and which are not, in the aggregate, material.

(d)          With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since October 1, 2009, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act, in each case in all material respects.

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(e)          The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of September 30, 2011 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

(f)          The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure.

(g)          The Company is, and since October 1, 2009 has been, in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq applicable to the Company, and is, and since October 1, 2009 has been, in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act applicable to the Company.

(h)          The Company has made available to Parent and Merger Sub copies of all comment letters and other material correspondence received by the Company from the SEC since October 1, 2009 relating to the Company SEC Reports (the “SEC Comment Letters”), together with all written responses of the Company thereto. As of the date of this Agreement, to the knowledge of the Company, (i) there are no outstanding or unresolved comments in any of the SEC Comment Letters and (ii) the SEC has not informed the Company that any of the Company SEC Reports is the subject of an ongoing review by the SEC.

(i)          The Company Board has determined that at least one member of the audit committee of the Company Board is an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(j)          The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any material change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of the Company, there have been no material violations of provisions of the Company’s code of ethics by any such persons which have not been waived.

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Section 3.6.          Absence of Material Adverse Changes.

(a)          Since September 30, 2011, except with respect to the actions taken by the Company in connection with the process leading to the execution and delivery of this Agreement or taken pursuant to this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice.

(b)          Between September 30, 2011 and the date of this Agreement, there has not occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7.          Litigation. There are, and for the past three (3) years there have been, no suits, actions, or legal, administrative, arbitration or other proceedings or governmental investigations ( “Actions”) pending and served or, to the knowledge of the Company, pending and not served or threatened, (i) to which the Company is a party that has resulted in, or would reasonably be expected to result in, a material liability of the Company, or (ii) to the knowledge of the Company, against any present or former officer, director or employee of the Company with respect to any acts or omissions in his or her capacity as an officer, director or employee of the Company and that has resulted in, or would reasonably be expected to result in, a material liability of the Company. There are no Orders of any Governmental Authority or arbitrator outstanding against the Company that (i) prohibit or restrict the Company from engaging in or otherwise conducting its business as presently conducted or (ii) has had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor the Company Board (nor any committee thereof) is currently investigating, nor since October 1, 2009 has the Company, the Company Board or any committee thereof requested a third party or Governmental Authority to investigate, any alleged violations of Law by any director, officer or employee of the Company that, if proven to be true, would reasonably be expected to result in a material liability of the Company.

Section 3.8.          Proxy Statement. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders and at the time of the Company Stockholders Meeting (in each case after giving effect to any amendments or supplements to the Proxy Statement and any modifying or superseding statements filed, distributed or disseminated prior to such time), the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9.          Broker’s or Finder’s Fees. Except for Lazard Frères & Co. LLC (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or under the Company’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions. All fees, commissions and other amounts payable to the Company Financial Advisor in connection with the Transactions are set forth in Section 3.9 of the Company Disclosure Letter. The Company has delivered to Parent a true and correct copy of the engagement letter with the Company Financial Advisor.

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Section 3.10.         Employee Plans.

(a)          Section 3.10 of the Company Disclosure Letter sets forth all Company Employee Benefit Plans. As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) and with respect to which the Company has any liability. As used in this Agreement, “Employee Benefit Plan” means any material written or unwritten pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity or other equity incentive, severance, supplemental unemployment, hospitalization or other medical, life, or other welfare benefit insurance, long- or short-term disability, change of control or retention plan, program, policy, practice, agreement or other arrangement or other material employee benefit plan, program, policy, practice, agreement or other arrangement.

(b)          With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any, or a written summary of all material terms of any unwritten Company Employee Benefit Plan; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan. For the purposes of this Agreement, a document shall be deemed to have been “made available” by the Company if it has been (i) listed as an exhibit to a Company SEC Report and filed by the Company on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) in unredacted form or (ii) produced by the Company in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by Parent and its legal counsel and advisors.

(c)          Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked, and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Qualified Company Employee Benefit Plan.

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(d)          Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance in all material respects with all applicable provisions of Law, including ERISA and the Code; and (ii) all contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Annual Report (or a more recent report).

(e)          To the knowledge of the Company, the Company has not engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan; and to the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f)          Neither the Company nor any Company ERISA Affiliate has, at any time during the last six (6) years, sponsored, contributed to, been obligated to contribute to or had any liability with respect to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g)          No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides, or pursuant to its terms requires or could require the Company to provide, benefits or coverage following retirement or other termination of employment other than (i) as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law (collectively, “COBRA”) or (ii) claims incurred on or before the end of the month on or immediately following the termination date of any employee. The requirements of COBRA have been met in all material respects with respect to each Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA.

(h)          Except as set forth on Section 3.10(h) of the Company Disclosure Letter and except for the acceleration of vesting of Options and Restricted Stock upon the consummation of the Merger, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Company Employee Benefit Plan or (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise Tax under Section 4999 of the Code.

(i)          There do not exist any pending and served or, to the knowledge of the Company, pending and not served or threatened claims (other than routine undisputed claims for benefits) or Actions with respect to any Company Employee Benefit Plan, except as would not be material to the Company.

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(j)          Each Company Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has, at all times since the adoption of Section 409A of the Code, been administered in good-faith compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, (ii) has been, since the later of (A) January 1, 2009 and (B) the inception date of such Company Employee Benefit Plan, in a written form that complies in all material respects with, and has been administered in compliance in all material respects with, Section 409A of the Code and the final regulations promulgated and in effect thereunder, (iii) no amounts under any such Company Employee Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code and (iv) the Company has no obligation to gross-up or indemnify any individual with respect to any such tax, except in each case as would not be material to the Company.

(k)          As used in this Agreement, “Code” means the federal Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

Section 3.11.        Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to the Company Stockholders (other than Parent, Merger Sub and their Affiliates). If available, the Company has provided a copy of such opinion to Parent. “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

Section 3.12.        Taxes. Except as set forth on Section 3.12 of the Company Disclosure Letter:

(a)          Except as would not be material to the Company, (i) the Company has timely filed all federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct; (ii) all Taxes due and payable by the Company have been paid in full and the Company has made adequate reserves in accordance with GAAP for all Taxes not yet due and payable; and (iii) all amounts of Taxes required to be withheld by the Company have been withheld and timely paid over to the appropriate Taxing Authority. There are no Liens for any material amount of Taxes on any of the assets of the Company, other than Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith.

(b)          The Company has received no written notice from a Taxing Authority regarding any currently pending audit or other proceeding and, to the knowledge of the Company, no such audit or other proceeding is currently threatened, in respect of any material Tax liability of the Company; and the Company has not waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), which waiver or extension is still in effect.

(c)          The Company has not been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

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(d)          The Company is not a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement with respect to Taxes.

(e)          The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise.

(f)          During any period for which the applicable statute of limitations has not expired as of the date hereof, the Company has not distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code. Except as would not be material to the Company, (i) no interest on any existing Indebtedness of the Company is subject to disallowance under Code §279 (or any corresponding or similar provision of state, local or foreign Tax law) and (ii) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election by the Company under Code §108(i). Except as would not be material to the Company, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). The Company is not subject to Tax in any jurisdiction outside of the United States by virtue of having a permanent establishment or other fixed place of business in that jurisdiction.

(g)          The Company has never been, nor will it be at the Closing, a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(h)          Except as would not be material to the Company, for Tax purposes, the Company has correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company.

(i)          As used in this Agreement, “Taxes” means all taxes of any kind whatsoever, including income, franchise, profits, gross receipts, transfer, excise, escheat, property, sales, use, value-added, capital, employment, withholding, social security, severance, customs duty, stamp, alternative minimum, or other taxes, imposed by any federal, state, county, local or foreign Taxing Authority, including any interest, penalties or additions to tax related thereto. As used in this Agreement, “Tax Return” means any report, return, statement or other written information required to be supplied to a Taxing Authority (including any schedule or attachment thereto) in connection with Taxes, including any amendment thereof. As used in this Agreement, “Taxing Authority” means any Governmental Authority responsible for the imposition or collection of Taxes.

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Section 3.13.        Environmental Matters.

(a)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)          The Company has been and is in compliance with all applicable Environmental Laws and there are no pending and served or, to the knowledge of the Company, pending and not served or threatened demands, claims, Orders, suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations, information requests, or notices of non-compliance or violation regarding the Company relating to any liability under any Environmental Law.

(ii)         There are no conditions on or emanating from any real property owned, leased or operated by the Company, and neither the Company nor, to the Company’s knowledge, any of its predecessors, has stored, managed, manufactured, distributed, released, disposed of, arranged for the disposal of, or exposed any Person to any substance, in each case that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Law.

(iii)        All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s business and the operation or use of any real property owned, leased or operated by the Company has been duly obtained or filed, are currently in effect, and the Company has complied with and is in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(iv)        Other than in the Leases, the Company has not assumed, undertaken, become subject to, or provided an indemnity with respect to, any liability of any other Person with respect to Environmental Law.

(b)          The Company has made available to Parent and Merger Sub all material environmental reports and other material environmental documents in its possession relating to the Company and any real property owned, leased or operated by the Company, in each case generated on or after October 1, 2009.

(c)          As used in this Agreement, “Environmental Laws” means any federal, foreign, state and local Law (including common law) or Order pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local Law.

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Section 3.14.        Compliance with Laws; Regulatory Matters.

(a)          The Company is not, and since October 1, 2009 has not been, in violation of any Law or Authorization applicable to the Company or by which any of its properties are bound and has not been notified in writing or, to the knowledge of the Company, orally by any Governmental Authority of any such violation, or of any investigation with respect to any such Law or Authorization, except for any such violation that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          The Company has all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct its business as now being conducted, except for any such Authorizations the absence of which would not be material to the Company.

(c)          Except as would not result in a material liability of the Company or the loss of a material benefit of the Company, neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of such Person’s actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, the Company has not received any written (or, to the knowledge of the Company, oral) communication from a Governmental Authority that alleges that the Company or any representative thereof is in violation of, or has any material liability under, the FCPA which has not been resolved.

Section 3.15.        Intellectual Property.

(a)          Section 3.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of all Registered Company Intellectual Property that is owned by the Company. The Company exclusively owns all right, title and interest in and to all Registered Company Intellectual Property that is set forth on Section 3.15(a) of the Company Disclosure Letter, free and clear of all Liens, other than Permitted Liens. The Company exclusively owns all right, title and interest in and to, or has a valid and enforceable license to use, pursuant to a license agreement set forth on (or permitted by Section 3.18(k) to be omitted from) Section 3.18(k) of the Company Disclosure Letter or a license for Off-the-Shelf Software, all other Company Intellectual Property (other than patents) and, to the knowledge of the Company, all other Company Intellectual Property comprising patents, in each case, free and clear of all Liens, other than Permitted Liens.

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(b)          To the knowledge of the Company, the Company has not in the past six (6) years infringed, misappropriated or otherwise violated, and is not now infringing, misappropriating or otherwise violating (including with respect to the development, clinical testing, manufacture, distribution, marketing, use, offer to sell, sale, import or export by the Company of any products or the provision by the Company of any services) any Person’s Intellectual Property. No Action or written claim against the Company is pending, and there has been no Action or written claim against the Company during the past three (3) years, nor, to the knowledge of the Company, has any Person threatened to bring any Action (or threatened in writing to bring any claim) against the Company (i) concerning the ownership, validity, enforceability, use or licensing by the Company of any Company Intellectual Property owned by or exclusively licensed to the Company or the use or licensing by the Company of any other Company Intellectual Property or (ii) alleging that the Company has in the past six (6) years infringed, misappropriated or otherwise violated, or is now infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person (including any solicited or unsolicited offers, requests or demands that the Company license any Intellectual Property from any Person). To the knowledge of the Company, no Person has in the past three (3) years infringed, misappropriated or otherwise violated, or is now infringing, misappropriating or otherwise violating, any Company Intellectual Property owned by or exclusively licensed to the Company.

(c)          The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Merger and the other Transactions will not, result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation, restriction or Lien or the loss of a benefit or right under, or result in the creation of any obligation, restriction or Lien in or upon, any Company Intellectual Property, except as would not be material to the Company.

(d)          The Company has taken commercially reasonable efforts to protect, maintain and preserve its rights (including the confidentiality of Trade Secrets) in all Company Intellectual Property owned by or exclusively licensed to the Company and reasonably determined by the Company to be materially beneficial to its current or future business. All Persons who have created, developed or invented Company Intellectual Property that is material to the Company and that is purported to be owned by the Company or arises out of such Persons’ employment by, engagement by or contract with the Company have assigned all of their rights, title and interest therein to the Company pursuant to a written, valid and enforceable Contract.

(e)          All obligations for payment of monies due and payable by or to the Company in connection with any covenant, option, right, license or interest relating to Intellectual Property (i) granted to the Company or (ii) granted by the Company to any other Person (including any obligations of such other Person or the Company to make any fixed or contingent payments, including royalty payments), have been satisfied in a timely manner and in accordance with the terms and conditions of any applicable Contract, except as would not be material to the Company.

(f)          The representations and warranties contained in this Section 3.15 are the only representations and warranties being made by the Company in this Agreement with respect to any infringement, misappropriation or other violation of rights of Intellectual Property of any Person.

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(g)          To the knowledge of the Company, all Company Intellectual Property owned by or exclusively licensed to the Company is valid and enforceable, except as would not be material to the Company. No Company Intellectual Property is subject to any Order, expressly naming the Company therein nor, to the knowledge of the Company has the Company received written notice of any other Order, in each case that affects the ownership, validity or enforceability of or the use or licensing by the Company of such Company Intellectual Property. No Company Intellectual Property owned by the Company is subject to “march in” rights or other rights of a Governmental Authority that affect the ownership, validity or enforceability of or the use or licensing by the Company of such Company Intellectual Property.

(h)          The Company has used commercially reasonable efforts to protect, maintain and preserve the confidentiality of Trade Secrets included in the Company Intellectual Property, including having (i) reasonable physical, electronic and other security policies and procedures in place and (ii) reasonable procedures to obtain written confidentiality agreements from Persons to whom the Company has disclosed any Trade Secrets included in the Company Intellectual Property. The Company has not received any written notice that any owner of the Trade Secrets licensed to the Company has not used commercially reasonable efforts to protect, maintain and preserve the confidentiality of such Trade Secrets. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure of or access to any Trade Secrets included in the Company Intellectual Property by any Person, except as would not be material to the Company.

(i)          The Company (i) maintains reasonable privacy and security policies and procedures that comply in all material respects with applicable Laws relating to data collection, use, privacy, security and protection (including, to the extent applicable to the Company, the Health Insurance Portability and Accountability Act, as amended, and the rules and regulations promulgated thereunder (collectively, “HIPAA”)), and (ii) has collected, used, stored, processed, imported, exported, disclosed and protected all personally identifiable information, protected health information, and other information relating to individuals in all material respects in accordance with all such policies and procedures and applicable Laws. To the knowledge of the Company, the Company has not experienced, or received any written notice or complaint regarding, any incident in which information that is protected by HIPAA or any other information privacy Laws was stolen or improperly accessed by any Person.

(j)          The information technology systems (including software, data, databases, hardware, computer systems, networks, telecommunication systems, and documentation relating to any of the foregoing) currently used by the Company are sufficient in all material respects for the conduct of its business, as currently conducted. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company maintains, and tests on a reasonable basis, reasonable disaster recovery and business continuity plans, procedures and facilities.

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(k)          As used in this Agreement, “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents and patent applications, (ii) copyrights, software (including source code, executable code, data, databases and documentation), other works of authorship, moral rights, and rights of privacy and publicity, (iii) trademarks, service marks, certification marks, domain names, trade names, corporate names, logos, slogans, trade dress, and other indicia of source or origin, together with all goodwill associated with each of the foregoing, (iv) registrations and applications for any of the foregoing, (v) Trade Secrets, and (vi) all other intellectual property and intellectual property or proprietary rights of any kind or nature; “Company Intellectual Property” means all Intellectual Property that is owned by or licensed to the Company or is used in or necessary to conduct the Company’s business as currently conducted; “Registered Company Intellectual Property” means any Company Intellectual Property owned by the Company consisting of (i) patents and patent applications (including provisional applications), (ii) registered trademarks and service marks and applications to register trademarks and service marks (including intent-to-use applications), (iii) registered copyrights and applications for copyright registration, (iv) domain names and (v) other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority; and “Trade Secrets” means any trade secrets and other confidential or proprietary information, including (to the extent treated as secret, confidential or proprietary) know-how, data, databases, software, documentation, ideas, inventions, invention disclosures, formulae, algorithms, compositions, designs, technologies, manufacturing and other processes and techniques, protocols, methods, research and development information, methodologies, drawings, flowcharts, diagrams, specifications, notebooks, plans, proposals, technical data, clinical and non-clinical studies, research data, testing data, research results, testing results, biomarkers, cell lines, and other chemical, biochemical and biological materials and information and data relating thereto, quality control and quality assurance processes, financial, business and marketing plans, and customer and supplier lists and related information.

Section 3.16.         Employment Matters. The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company negotiating any such contract or agreement as of the date of this Agreement, nor, to the knowledge of the Company, is there, nor has there been during the past three (3) years, a union representation campaign respecting any of the employees of the Company. Except as has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and for the past three (3) years there has been, (i) no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company, or (ii) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company.

Section 3.17.         Insurance. The Company maintains insurance coverage adequate and customary in the industry for the operation of its business (taking into account the cost and availability of such insurance). All policies for such insurance with respect to the business and assets of the Company are, to the knowledge of the Company, in full force and effect, and all related premiums have been paid to date. The Company has not reached or exceeded its policy limits under any insurance policies in effect at any time during the past two (2) years. Section 3.17 of the Company Disclosure Schedule sets forth each material claim pending under any of such policies as of the date of this Agreement, and coverage with respect to such claims has not been questioned, denied or disputed by the underwriters of such policies. The Company is not in material breach of or default under any of such insurance policies, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default or permit termination or modification in any material respect of any of such insurance policies. To the Company’s knowledge, during the past three (3) years, there has been no threatened termination or cancellation of, or material premium or deductible increase outside of the ordinary course of business with respect to, any of such policies. Section 3.17 of the Company Disclosure Letter sets forth a description of each such policy which provides coverage for the Company. The Transactions will not cause the termination or modification of any such policy.

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Section 3.18.        Material Contracts. Section 3.18 of the Company Disclosure Letter contains a list as of the date of this Agreement of each of the following contracts to which the Company is a party or by which any of its properties, assets or rights is bound, and, other than Section 3.18(b), Section 3.18(e), Section 3.18(l), Section 3.18(m), Section 3.18(n), Section 3.18(o) and Section 3.18(p), that have material remaining unfulfilled obligations as of the date of this Agreement:

(a)          any Contract that materially restricts the ability of the Company (or which, following the consummation of the Merger, would materially restrict the ability of the Parent or the Surviving Corporation) to (i) compete in any business or with any Person or in any geographic area, or (ii) hire or solicit for hire the employees or contractors of any Person, in each case except for any such Contract that may be cancelled without penalty by the Company upon notice of ninety (90) calendar days or less;

(b)          any Contract with respect to a joint venture or partnership;

(c)          any Contract expected to result in payment to or by the Company in excess of $150,000 that relates to the sale, supply, licensing, marketing or manufacturing of (i) any products or services of the Company or (ii) any products of a third party licensed by the Company, other than customer agreements entered into in the ordinary course of business;

(d)          any Contract with any director or Executive Officer of the Company (other than pursuant to any Company Employee Benefit Plan);

(e)          any Contract for the acquisition, disposition or sale of properties or assets (by merger, purchase or sale of stock or assets or otherwise) which involves payments by or to the Company in excess of $100,000, other than customer agreements entered into in the ordinary course of business;

(f)          any Lease or sublease (whether of real or personal property) to which the Company is a party as either lessor or lessee, providing for annual payments of $100,000 or more, or aggregate payments after the date hereof in excess of $250,000;

(g)          any Contract relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with a principal amount in excess of $75,000;

(h)          any Contract that creates or grants a material Lien (other than Permitted Liens) on any material properties or other assets of the Company;

(i)          any Contract under which the Company has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than extensions of credit and investments in marketable securities, in each case in the ordinary course of business);

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(j)          any employment, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company, on the one hand, and any director or Executive Officer of the Company or any other employee of the Company receiving annual cash compensation of $150,000 or more, on the other hand;

(k)          any Contract relating to the licensing of or the granting of any covenant, option, right or interest in any Intellectual Property material to the business of the Company by the Company to any Person or by any Person to the Company (other than (i) Contracts with customers, distributors and sales representatives in the ordinary course of business (but in no event Contracts containing exclusive licenses), and (ii) licenses to the Company for off-the-shelf software for internal use in the Company’s business (“Off-the-Shelf Software”)) and any material business associate agreement entered into by the Company under HIPAA;

(l)          any Contract, other than Leases, contemplating payments by or to the Company of more than $250,000 in fiscal 2012 or any subsequent fiscal year, other than Contracts with customers in the ordinary course of business contemplating payments to the Company of less than $500,000 in any such fiscal year;

(m)          any Contract under which the Company has incurred or will incur any Change of Control Obligation of more than $50,000;

(n)          any collective bargaining agreement or similar agreement with any labor union or association representing employees of the Company;

(o)          agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions, in each case involving an amount of more than $50,000;

(p)          any Contract (other than pursuant to organizational documents) providing for indemnification by the Company of any officer, director or employee of the Company;

(q)          any Contract pursuant to which the Company has any material obligations or liabilities as guarantor, surety, co-signer, endorser, or co-maker (excluding negotiable instruments entered into in the ordinary course of business) in respect of any obligation of any other Person, or any capital maintenance, keep well or similar Contract;

(r)          any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company;

(s)          any Contract that relates to any Related Party transaction described in Section 3.20, other than Contracts or arrangements described in the Company SEC Reports;

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(t)          any Contract that involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract;

(u)          any Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person other than the Company;

(v)         any Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”); and

(w)          each material amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.

(x)          Each such Contract described in clauses (a) through (w) of this Section 3.18 is referred to herein as a “Company Material Contract.” “Contract” means any written or oral agreement, contract, obligation, arrangement, undertaking, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, instrument or other commitment that is legally binding. Each of the Company Material Contracts is valid and binding in all material respects on the Company and, to the knowledge of the Company, each other party thereto and is in full force and effect, in each case, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). There is no breach of or default under any Company Material Contract by the Company or, to the knowledge of the Company, by any other party to a Company Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or, to the knowledge of the Company, by any other party to a Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the extent Company Material Contracts are evidenced by documents, true and complete copies thereof have been made available to Parent. To the extent Company Material Contracts are not evidenced by documents, written summaries have been made available to Parent. “Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act. “Change of Control Obligation” means any change of control payment, special bonus, stay bonus, retention bonus, severance payment or similar compensation that becomes due and payable by the Company as a result of the consummation of the Merger or the other Transactions, whether due and payable prior to, at or after the Closing (including obligations that are contingent upon both the consummation of the Merger and the occurrence of another event and/or the passage of time). “Indebtedness” means, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, prepayment penalties and commitment and other fees): (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (v) under conditional sale or other title retention agreements, or (vi) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates (it being understood that the amount of any Indebtedness arising under any arrangement described in this clause (vi) shall be the net amount, if any, that would be owed by such Person under such arrangement in the event of a termination (including an early termination) on the date of determination), (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a); (c) the maximum liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (d) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers' acceptance.

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Section 3.19.        Properties.

(a)          The Company has good title to or legally enforceable rights to use all of its material properties and assets, free and clear of all Liens other than Permitted Liens. “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such property or asset. “Permitted Liens” means (i) such Liens as are set forth in Section 3.19(a) of the Company Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts that are not due and payable or are being contested in good faith, (iii) Liens on equipment arising under original purchase price conditional sales Contracts and equipment leases with third parties with respect to such equipment entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted, (v) Liens disclosed in the Company Financial Statements or the notes thereto, (vi) recorded or unrecorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted, (vii) landlord’s or lessor’s Liens under leases to which the Company is a party incurred in the ordinary course of business, other than under real property leases for amounts which are past due for more than sixty (60) days, (viii) non-exclusive licenses to Intellectual Property (other than Trade Secrets) granted by the Company to its customers, distributors or sales representatives in the ordinary course of business, (ix) Liens permitted by Section 5.1(b)(xi) and (x) except with respect to Intellectual Property, other imperfections of title, licenses or Liens, if any, which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted.

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(b)          Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect: (i) each lease, sublease, license or other agreement pursuant to which the Company leases, subleases, licenses or occupies any real property (collectively, the “Leases”) is valid and binding on the Company and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or, to the knowledge of the Company, any other party thereto; (iv) the Company has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder subject only to Permitted Liens; and (v) the Company has not assigned, sublet, mortgaged or otherwise encumbered any of its rights or interests under any of the Leases. True and complete copies of all Leases (including all material amendments, side letters and other documents relating thereto) listed pursuant to Section 3.18(f) have been made available to Parent.

(c)          All tangible assets owned or leased by the Company (including all property under the Leases) have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. The Company does not own any real property.

Section 3.20.        Affiliate and Related Party Transactions. The Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all (a) transactions since October 1, 2010 between the Company, on the one hand, and any director or officer of the Company or any Person that, based on a Schedule 13G or Schedule 13D filed with the SEC, beneficially owns 10% or more of the Company Common Stock as of the date of this Agreement (each, individually, a “Related Party”), on the other hand, which provide for payments to or from the Company in an amount greater than $60,000, other than compensation paid to directors or officers in the ordinary course of business; and (b) agreements, arrangements or understandings between the Company, on the one hand, and any Related Party, on the other hand, that involve continuing liabilities or obligations of the Company in an amount greater than $60,000, in each case except for Contracts and transactions described in the Company SEC Reports. No person covered by Item 404 of Regulation S-K has entered into any transactions with the Company required to be disclosed by Item 404 of Regulation S-K that has not been so disclosed.

Section 3.21.        State Takeover Statute. Assuming the accuracy of the representations in Section 4.12, (a) the Company Board has taken all actions required to be taken by it to render the restrictions of Section 203 of the DGCL inapplicable to this Agreement and the Transactions and (b) no other Delaware “fair price,” “merger moratorium,” “control share acquisition” or other anti-takeover statute or similar Delaware statute or regulation applies to this Agreement and the Transactions.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

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Section 4.1.          Organization. Each of Parent and Merger Sub is a corporation validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all corporate power and authority necessary to own, operate and lease its properties and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other Transactions. The copies of the certificate of incorporation and bylaws of Parent and Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 4.2.          Merger Sub; Operations and Ownership of Shares. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Parent has been formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, neither Parent nor Merger Sub has carried, and will not carry, on any business or has conducted, and will not conduct, any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Merger Sub owns (directly or indirectly) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

Section 4.3.          Authorization; No Conflict.

(a)          Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective boards of directors of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)          The board of directors of each of Parent and Merger Sub has, by resolutions duly adopted by unanimous written consent on or prior to the date hereof, and not subsequently rescinded or modified in any way, approved this Agreement, the Merger and the other Transactions.

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(c)          None of the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of any provision of the certificate or articles of incorporation or bylaws of Parent, Merger Sub or any other Subsidiary of Parent (the “Parent Subsidiaries”), (ii) require any consent or other action by any other Person not received or taken prior to the Closing under, result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or cause or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, Lease, agreement or other instrument or obligation of any kind to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Order or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, Merger Sub or any other Parent Subsidiary in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act and foreign antitrust or competition Laws and (iii) the filing with the SEC of the Proxy Statement in accordance with the Exchange Act.

Section 4.4.          Proxy Statement. At the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders and at the time of the Company Stockholders Meeting (in each case after giving effect to any amendments or supplements to the Proxy Statement and any modifying or superseding statements filed, distributed or disseminated prior to such time), the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5.          Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any other Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

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Section 4.6.          Absence of Litigation. As of the date hereof, there are no suits, actions, audits or legal, administrative, arbitration or other proceedings or governmental investigations pending and served or, to the knowledge of Parent, pending and not served or threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent and its subsidiaries is subject to any Order, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7.          Availability of Funds; Solvency.

(a)          Parent will have available at the Effective Time the funds necessary to consummate the Merger and the other Transactions.

(b)          Assuming (i) satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and (ii) the accuracy of the representations and warranties of the Company set forth in Article 3 hereof, immediately after giving effect to the Transactions (including payment of all related fees and expenses and other obligations), as of the Effective Time, (A) the aggregate “fair saleable value” of the assets of the Surviving Corporation, as of such date, will exceed the value of all “liabilities” of the Surviving Corporation, including contingent liabilities, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and the amount that will be required to pay the probable liabilities of the Surviving Corporation on its existing debts as such debts become absolute and matured, (B) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of its business in which it is engaged or proposed to be engaged following such date, and (C) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.8.          Financing.

(a)          Parent has delivered to the Company a true, complete and correct copy of the executed equity commitment letter dated as of February 12, 2012 among Parent, on the one hand, and Linden Capital Partners II LP and Linden Capital Partners II-A LP (the “Sponsors”), on the other (the “Equity Commitment Letter”), pursuant to which the Sponsors have committed, subject only to the terms and conditions set forth therein, to invest in Parent and/or Merger Sub the cash amounts set forth therein (the “Equity Financing”). There are no Contracts, arrangements or side letters relating to the Equity Financing other than the Equity Commitment Letter.

(b)          The commitments of the Sponsors in the Equity Commitment Letter have not been withdrawn, terminated, repudiated, rescinded, amended or modified in any respect, and no withdrawal, termination, repudiation, rescission, amendment or modification of such Equity Commitment is contemplated. Parent has paid all commitment and other fees in connection with the Equity Commitment Letter that are due and payable. The Equity Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of each party thereto. There are no conditions or other contingencies relating to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or any other party thereto under the Equity Commitment Letter. Parent has no reason to believe that any of the conditions to the Equity Financing will not be satisfied.

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Section 4.9.          Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of each Guarantor (subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity)) and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under the Guarantee.

Section 4.10.         Competing Business. Except as disclosed to the Company in writing prior to the date hereof, neither Parent nor any of its Affiliates is engaged in, and neither Parent nor any of its Affiliates beneficially owns any equity interest or voting securities (including any equity interest or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in or of any Person engaged in any business that competes with any business of the Company that would reasonably be expected to have an adverse effect on the ability of Parent or Merger Sub to consummate the Merger or any of the other Transactions in accordance with the terms of this Agreement.

Section 4.11.         Other Agreements or Understandings. None of Parent, Merger Sub and their respective Affiliates has entered into any Contract, arrangement or understanding, whether oral or written, or has authorized, committed or agreed to enter into any Contract, arrangement or understanding, whether oral or written, pursuant to which: (a) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the consideration set forth in the Proxy Statement or pursuant to which any holder of Company Common Stock has agreed or would agree to vote to adopt this Agreement or has agreed or would agree to vote against any Takeover Proposal; or (b) any employee of the Company has agreed or would agree to (i) remain as an employee of the Surviving Corporation following the Effective Time at a compensation level in excess of such employee’s current compensation level (other than pursuant to any employment contract with the Company in effect as of the date hereof), (ii) contribute any portion of such employee’s Company Common Stock, Options or other equity awards to the Company, the Surviving Corporation, any Parent Subsidiary or any Affiliate of Parent, or otherwise “roll-over” any portion of such Company Common Stock, Options or other equity awards, or (iii) receive any capital stock or equity securities of the Company, the Surviving Corporation, any Parent Subsidiary or any Affiliate of Parent.

Section 4.12.         Not Interested Stockholder. From the date that is three (3) years prior to the date of this Agreement, and assuming that the Company Board has approved the Transactions, this Agreement, the Voting Agreements and all other related agreements, neither Parent nor Merger Sub, nor any of their respective “Affiliates” or “Associates” (as such terms are defined in Section 203 of the DGCL), is or has been an “interested stockholder” of the Company for purposes of Section 203 of the DGCL.

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Section 4.13.         No Additional Representations. Parent acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article 3 (which includes the Company Disclosure Letter), and neither the Company nor any other Person shall be subject to any liability or any indemnification or other obligation to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in any virtual or actual “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company. Notwithstanding the foregoing, nothing in this Section 4.13 shall relieve any Person of liability for fraud or in any way modify, limit or prevent Parent or Merger Sub from relying on the representations and warranties of the Company set forth in Article 3.

Article 5
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1.          Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or except as expressly permitted or required pursuant to this Agreement or Section 5.1 of the Company Disclosure Letter, or as expressly required by applicable Law:

(a)          the business of the Company shall be conducted only in the ordinary course of business consistent with past practices, and the Company shall use its commercially reasonable efforts to maintain and preserve intact its business organization and goodwill, to keep available the services of current officers and employees and to preserve and maintain its beneficial business relationships with suppliers, contractors, distributors, customers, landlords, licensors, licensees and others having material business relationships with the Company; and

(b)          without limiting the generality of the foregoing Section 5.1(a), the Company shall not do any of the following:

(i)          other than in the ordinary course of business consistent with past practice and except as permitted by Section 5.1(b)(iii), acquire, sell, lease, license, transfer or dispose of any assets, rights or securities (other than material Company Intellectual Property);

(ii)         terminate, cancel, or materially modify, or enter into any new, line of business;

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(iii)        acquire by merging or consolidating with or by purchasing an equity interest in or any of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, if the amount of consideration paid or transferred by the Company would exceed $300,000, other than the purchase of goods and services in the ordinary course of business;

(iv)        amend its certificate of incorporation or bylaws;

(v)         declare, set aside or pay any dividend or other distribution, whether payable in cash, capital stock, property or otherwise, with respect to any shares of its capital stock;

(vi)        purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (A) the relinquishment of shares by current or former directors, officers, employees, consultants or other service providers of the Company in payment of withholding Taxes upon the vesting of Restricted Stock awards, (B) the cashless or net exercise of Options (including in payment of withholding Taxes) or (C) the purchase of shares of Company Common Stock from any current or former director, officer, employee, consultant or other service provider for cash at any price less than the Merger Consideration;

(vii)       split, combine or reclassify any outstanding shares of its capital stock;

(viii)      except for (A) the Company Common Stock issuable upon exercise or conversion of Options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement), (B) the vesting of Restricted Stock awards granted prior to the execution of this Agreement (or granted after the date hereof as permitted by this Agreement) and (C) the issuance of Company Common Stock pursuant to the Fiscal 2012 Director Compensation Program, issue, grant, sell, transfer, pledge, dispose of or reprice, or authorize, propose or agree to the issuance, grant, sale, transfer, pledge, disposition by or repricing by, the Company of, any shares of, or any options, warrants, or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(ix)         incur any Indebtedness or guarantee any Indebtedness of another Person, except (A) Indebtedness incurred or guaranteed in the ordinary course of business consistent with past practice which in any event shall not exceed $225,000 in the aggregate, (B) renewal or replacement of the Loan Agreement dated December 30, 2010 by and between the Company, the lenders named therein and Middlesex Savings Bank, as Administrative Agent for those lenders (the “Middlesex Loan”) on substantially the same terms or other commercially reasonable terms, (C) renewal or replacement of letters of credit outstanding on the date hereof, (D) Indebtedness related to new capital leases of equipment in an amount not to exceed $250,000 in the aggregate and (E) renewals or replacements of Indebtedness outstanding under capital leases outstanding on the date hereof or described in clause (D) above, provided that, in the case of clauses (B), (C) and (E), the amount of Indebtedness outstanding under the renewed or replacement Middlesex Loan, letters of credit and capital leases, respectively, shall not (except as permitted by clause (A)) exceed the amount of the Indebtedness outstanding thereunder on the date hereof;

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(x)          make any loans, advances or capital contributions to or investments in any other Person, except for (A) extensions of credit to customers or suppliers in the ordinary course of business and (B) advances of expenses to employees in amounts that do not exceed $15,000 at any one time;

(xi)         mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, in each case other than Permitted Liens, any assets of the Company, except pursuant to the terms of Indebtedness described in Section 5.1(b)(ix) or renewals or replacements thereof;

(xii)        (A) grant or increase any severance or termination pay to any current or former director or Executive Officer or, other than in the ordinary course of business and consistent with the terms of the Company’s severance policy disclosed in Section 5.1 of the Company Disclosure Letter, any employee of the Company, (B) execute any employment, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director, Executive Officer or employee of the Company, (C) increase the benefits payable under, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any compensation, severance, retention, termination, other profit-sharing, stock option or stock purchase policies, programs, arrangements or agreements, including employment agreements, other than pursuant to the terms of any such policies, programs, arrangements or agreements as in effect on the date hereof (it being understood that all Options and shares of Restricted Stock shall vest and become exercisable in full upon the consummation of the Merger), (D) increase the compensation, bonus or other benefits of current or former directors, Executive Officers or employees of the Company, except that, notwithstanding the foregoing, the Company may implement (1) salary increases that do not exceed $25,000 individually or $250,000 in the aggregate, and (2) corresponding increases in other forms of compensation that are based on salary, (E) adopt or establish any new Employee Benefit Plan or amend in any material respect any existing Company Employee Benefit Plan (other than renewals or replacements of existing Company Employee Benefit Plans in the ordinary course of business), or (F) provide any material benefit to a current or former director, Executive Officer or employee of the Company not required by any existing agreement or Company Employee Benefit Plan (or renewals or replacements thereof permitted by clause (E) above), except in the case of action under subsections (A) through (F), to the extent required by Law or the terms of a Company Employee Benefit Plan or written Contract in existence as of the date of this Agreement;

(xiii)       execute or amend in any material respect any employment, consulting, severance or indemnification agreement between the Company and any of its directors, officers, agents, consultants or employees, except (A) as permitted by Section 5.1(b)(xii) and (B) renewals of existing arrangements with agents and consultants on substantially similar terms;

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(xiv)      enter into any collective bargaining agreement or other material obligation to any labor organization, or amend or modify any collective bargaining agreement, except as required by applicable Law;

(xv)       change any material book or Tax accounting method other than as required by GAAP or applicable Law, or make, change or rescind any material Tax election, change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement with a Taxing Authority, settle any material Tax claim or assessment other than the payment of Taxes in the ordinary course of business, knowingly surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than an extension caused by validly extending the time for filing any Tax Return in the ordinary course of business), or fail to fully and timely pay any material amount of Taxes that becomes due and payable;

(xvi)      settle, compromise or otherwise resolve any disputed claim or disputed liability, any material litigation, arbitration or other legal proceeding or any other material controversy, in each case other than in an amount involving not more than $75,000 individually or $250,000 in the aggregate;

(xvii)     other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $75,000 individually or $250,000 in the aggregate;

(xviii)    make or commit to make capital expenditures after October 1, 2011 that exceed in the aggregate (A) $700,000 on or before March 31, 2012, (B) $950,000 on or before June 30, 2012 or (C) $1,200,000 on or before September 30, 2012;

(xix)       enter into or commit to enter into any Lease involving payments by the Company of more than $150,000 annually;

(xx)        enter into any agreement that materially limits or otherwise materially restricts the Company, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Parent or any Parent Subsidiary or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than renewals of existing arrangements in the ordinary course of business;

(xxi)       adopt a plan or agreement of, or Company Board resolutions providing for or authorizing, a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(xxii)      (A) enter into any Contract that would have been a Company Material Contract pursuant to Section 3.18(b), Section 3.18(d) (except as permitted by Section 5.1(b)(xii) or Section 5.1(b)(xiii)), Section 3.18(j) (except as permitted by Section 5.1(b)(xii) or Section 5.1(b)(xiii)), Section 3.18(k), Section 3.18(m), Section 3.18(o), Section 3.18(q), Section 3.18(s), Section 3.18(t) (except as permitted by Section 5.1(b)(ix)) or Section 3.18(u) if entered into prior to the date hereof, or (B) materially amend or modify, or otherwise waive, release or assign any material rights, claims or benefits of the Company under, any Contract described in clause (A) or any Company Material Contract disclosed in the Company Disclosure Letter pursuant to any of the Sections listed in clause (A), in each case under this clause (B) other than in the ordinary course of business;

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(xxiii)     promise or commit to any employee that he or she will receive any increase in salary, bonus or other employee benefits after the Closing, unless any such commitment is consistent with prior directives or documentation provided to the Company by Parent, or make any written communication to the employees of the Company regarding any changes in their compensation after the Closing, unless such written communication is consistent in all material respects with either the terms of this Agreement or prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(xxiv)    terminate the employment of any Executive Officer of the Company other than for good reason or for cause;

(xxv)     fail to use commercially reasonable efforts to protect and maintain in full force and effect any material Company Intellectual Property owned by or exclusively licensed (with the right or obligation to protect and maintain such Intellectual Property) to the Company (including any Trade Secret);

(xxvi)    sell, assign, transfer, or grant any covenant, license, option or other right or interest to, or otherwise dispose of, any material Company Intellectual Property, except for (A) the grant of non-exclusive licenses to Intellectual Property (other than Trade Secrets) to the Company’s customers, distributors or sales representatives in the ordinary course of business) and (B) the renewal of existing Contracts in the ordinary course of business;

(xxvii)   implement any “plant closing” or “mass layoff” under the WARN Act;

(xxviii)    take any action that would reasonably be expected to have a material adverse effect on the Transactions or the Company’s ability to consummate the Transactions; or

(xxix)      take or agree to take any of the actions precluded by Section 5.1(a) or Section 5.1(b).

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Article 6
ADDITIONAL AGREEMENTS

Section 6.1.          Preparation of Proxy Statement; Stockholders Meetings.

(a)          As promptly as practicable after the date hereof (but in no event later than the later of (i) fifteen (15) days following the date of this Agreement and (ii) three (3) days after Parent and Merger Sub shall have provided to the Company all of the information regarding Parent and Merger Sub reasonably requested by the Company for inclusion in the Proxy Statement), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. Each of Parent and Merger Sub shall promptly furnish in writing to the Company all information concerning Parent and Merger Sub that is required by applicable Law to be included in the Proxy Statement so as to enable the Company to comply with its obligations under this Section 6.1. Each of Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding Parent and Merger Sub that is necessary to include in the Proxy Statement in order to satisfy applicable Law. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its directors, officers, employees, Affiliates, agents or other representatives for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps reasonably necessary to cause, as promptly as practicable, the Proxy Statement, as so corrected, to be filed with the SEC and mailed to the Company Stockholders as and to the extent required by applicable Law. Subject to and without limiting the rights of the Company Board pursuant to Section 6.8, the Proxy Statement shall include the Company Recommendation. Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.8, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon promptly as reasonably practicable). Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.8, the Company shall provide in writing to Parent, Merger Sub and their counsel any and all comments or other communications, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and unless the Company Board shall have effected a Change in Recommendation, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments. Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.8, if at any time prior to receipt of the Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly notify Parent, Merger Sub and their counsel of such event and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to the filing thereof with the SEC or the mailing thereof to the Company Stockholders, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon promptly as reasonably practicable). As promptly as practicable after the Proxy Statement Clearance Date, the Company shall mail to the Company Stockholders the Proxy Statement and all other proxy materials required to be mailed therewith. The “Proxy Statement Clearance Date” shall mean the date on which the staff of the SEC has, orally or in writing, confirmed to the Company or its counsel that it has no further comments on the Proxy Statement (or, if the staff of the SEC has not informed the Company that it intends to review the Proxy Statement, the first date following the tenth calendar day following the filing of the preliminary Proxy Statement).

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(b)          As promptly as practicable following the Proxy Statement Clearance Date (or at any earlier time selected by the Company in its discretion), the Company shall establish a record date (the “Record Date”) for, duly call and give notice of a special meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Vote, regardless of whether the Company Board shall have withdrawn or modified the Company Recommendation, unless this Agreement is validly terminated pursuant to and in accordance with Article 8. The Company Stockholders Meeting shall be held promptly (and in no event later than forty (40) days) following the Proxy Statement Clearance Date. The Company shall, through the Company Board, make the Company Recommendation; provided that the Company Board may withdraw or modify the Company Recommendation to the extent permitted under Section 6.8. Unless the Company Board shall have made a Change in Recommendation, (i) the Company shall use its commercially reasonable lawful efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and shall take all other reasonable lawful action necessary or advisable to secure the Company Stockholder Vote, and (ii) without limiting the foregoing, the Company shall retain a proxy solicitation firm reasonably acceptable to Parent for the purpose of soliciting from the Company Stockholders proxies in favor of the adoption of this Agreement. Once the Company Stockholders Meeting shall have been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed (except that the Company may postpone or adjourn the Company Stockholders Meeting without such consent (i) for the absence of a quorum, (ii) to allow reasonable additional time to solicit additional votes to secure the Company Stockholder Vote, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company believes in good faith, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company Stockholders prior to the Company Stockholders Meeting or (iv) if the Company Board shall have determined in good faith, after consultation with outside legal counsel, that a failure to so postpone, adjourn or otherwise delay the Company Stockholders Meeting would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law). After the Company has established the Record Date, the Company will consult with Parent prior to changing the Record Date or establishing a different record date for the Company Stockholders Meeting, unless required to do so by applicable Law.

(c)          Parent shall cause all shares of Company Common Stock owned by Parent, Merger Sub or any other Parent Subsidiary to be voted in favor of the adoption of this Agreement.

Section 6.2.          Employee Benefit Matters.

(a)          Parent agrees to honor in accordance with their terms all Company Employee Benefit Plans and all employment and severance agreements in each case listed in Section 6.2 of the Company Disclosure Letter or filed as exhibits to the Company SEC Reports and all accrued benefits vested thereunder; it being understood and agreed that nothing in this Section 6.2(a) shall prevent Parent or the Surviving Corporation from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iii) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

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(b)          During any period of continued employment within the twelve (12) month period following the Effective Date, Parent agrees to provide employees of the Company who were employed by the Company immediately prior to the Closing (a “Company Employee”) with employee benefits in the aggregate not materially less favorable than those benefits currently provided by the Company generally to such employees (other than equity incentive, change in control or retention arrangements); provided that Parent shall be under no obligation to retain any employee or group of employees of the Company other than as required by applicable Law or an employment agreement listed in Section 6.2 of the Company Disclosure Letter or filed as an exhibit to the Company SEC Reports.

(c)          For purposes of all Employee Benefit Plans, programs and arrangements maintained by or contributed to by Parent or any Parent Subsidiary (including, after the Closing, the Surviving Corporation) for the benefit of Company Employees following the Closing Date, Parent shall, or shall cause its Parent Subsidiaries to, cause each such Employee Benefit Plan, program or arrangement to treat the prior service with the Company of each Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company prior to the Closing) as service rendered to Parent or the Parent Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Parent shall use commercially reasonable efforts to ensure that Company Employees shall also be given credit for any deductible or co-payment amounts paid under the Company’s “group health plan” (as defined in the Code) in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any “group health plan” maintained by Parent or any Parent Subsidiary for which deductibles or co-payments are required. Parent shall also use commercially reasonable efforts to cause each “group health plan” maintained by or contributed to by Parent or any of its Parent Subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate, to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan that is a “group health plan” immediately prior to the Closing or limitations as to waiting periods, physical examinations or exclusions which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall cause any accrued but unused vacation, sick leave, and sabbatical time of the Company Employees as of the Closing Date to be recognized in accordance with the terms of such Company policies. For a period of twelve (12) months following the Effective Date, Parent shall cause the Company to provide such vacation, sick leave, and sabbatical time not materially less favorable than the terms of such Company policies currently in effect. In no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

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(d)          Parent agrees to cause the Surviving Corporation to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar federal, state or local Law, and to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Company Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing. At or prior to the Closing, the Company shall provide Parent with a list of employees (by location and date of termination) whose employment was terminated by the Company within 90 days prior to the Closing.

(e)          Parent, Merger Sub and the Company hereby acknowledge that the consummation of the Merger constitutes a “change of control,” “change in control” or term of similar import within the meaning of the Company Employee Benefit Plans.

Section 6.3.          Antitrust Filings. The Company, Parent and Merger Sub shall each, as promptly as practicable, and in any event no later than ten (10) calendar days after the date of this Agreement, (a) file or cause to be filed with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the filings and other materials required under the HSR Act in order to consummate this Agreement, the Merger and the other Transactions and (b) file or caused to be filed any other filings required by any applicable foreign antitrust laws.

Section 6.4.          Public Statements. Unless the Company Board shall have effected a Change in Recommendation, the Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any rule of or listing agreement with a national securities exchange or trading market (provided that the disclosing party has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent (which shall not be unreasonably withheld, delayed or conditioned) but has been unable to do so prior to the time such public announcement or statement is to be issued or made). The press release announcing the execution of this Agreement shall be issued in such form as may be mutually agreed by the Company and Parent.

Section 6.5.          Standard of Efforts.

(a)          Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or non-actions required for or in connection with the consummation of the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any Order that restricts, prevents or prohibits the consummation of the Merger or the other Transactions and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Unless the Company Board shall have effected a Change in Recommendation, subject to applicable Law and the instructions of any Governmental Authority, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall provide the other party and its counsel a reasonable opportunity to review and comment on any material filing or communication made in connection with the Transactions (other than 4(c) documents filed pursuant to the HSR Act) prior to the filing or making thereof and shall give reasonable and good faith consideration to any comments made by the other party and its counsel. The Company, Parent and Merger Sub agree that, unless the Company Board shall have effected a Change in Recommendation, they shall consult with each other with respect to the obtaining of all such necessary consents, approvals, authorizations, actions, non-actions and waivers of all third parties and Governmental Authorities. Notwithstanding the foregoing, the Company and the Company Board shall not be restricted from taking any action permitted by Section 6.8.

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(b)          In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the FTC, the DOJ or any other Governmental Authorities, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties agree not to extend directly or indirectly any waiting period under the HSR Act or to enter into any agreement with a Governmental Authority to delay or not to consummate the Merger or any of the other Transactions, except with the prior written consent of the other parties hereto. Unless the Company Board shall have effected a Change in Recommendation, subject to applicable Law and the instructions of any Governmental Authority, each of Parent, Merger Sub and the Company shall (x) promptly notify the other parties of any written communication to that party from any Governmental Authority and permit the other parties to review in advance any proposed written communication to any such Governmental Authority and give reasonable and good faith consideration to any comments made by the other party and its counsel, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or any of the other Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and (z) promptly furnish the other parties with copies of all correspondence, filings and written communications between it and its Affiliates and their respective representatives on the one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Merger and the other Transactions. Unless the Company Board shall have effected a Change in Recommendation, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any of the other Transactions as violative of any antitrust Law, or if any Order or Law is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger or any of the other Transactions illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or any of the other Transactions, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to contest and resist any such action or proceeding and shall use its reasonable best efforts to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any of the other Transactions and to have such Order or Law repealed, rescinded or made inapplicable so as to permit consummation of the Transactions; provided that in no event shall Parent, Merger Sub or the Company have any obligation to sell, hold separate or otherwise dispose of, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of, Parent, Merger Sub or the Company, as the case may be (each a “Divestiture”), if such Divestiture would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the combined businesses of Parent, the Company and their respective Subsidiaries.

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Section 6.6.          Notification of Certain Matters. Unless the Company Board shall have effected a Change in Recommendation, the Company agrees to give prompt notice to Parent and Merger Sub of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions or (iii) any Actions pending and served or, to the knowledge of the Company, pending and not served or threatened against the Company that relate to the Transactions. Each of Parent and Merger Sub agrees to give prompt notice to the Company of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions or (iii) any Actions pending and served or, to the knowledge of Parent or Merger Sub, pending and not served or threatened against Parent or Merger Sub that relate to the Transactions. In no event shall the delivery of any notice by a party pursuant to this Section 6.6 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.7.          Access to Information; Confidentiality.

(a)          Subject to applicable Law, the Company shall, and shall cause its officers, directors, employees and agents to, afford the officers, employees, agents, accountants, counsel, financing sources and other authorized representatives of Parent and Merger Sub, at their sole cost and risk, reasonable access upon reasonable advance notice during normal business hours from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees, agents, accountants, counsel, financing sources and other authorized representatives, may reasonably request. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable advance notice to the Company; provided, however, that any such investigations shall be conducted in such a manner as not to interfere unreasonably with or disrupt the normal operation of the business of the Company. Nothing in this Agreement shall require the Company to provide access to or disclose any information if the Company determines that such access or disclosure would be reasonably likely to result in a waiver of attorney-client privilege, work product protection or any other applicable privilege or to result in a violation of applicable Law; provided that, in each case, the Company and Parent shall cooperate in good faith to design and implement alternative procedures, if possible, to enable Parent to evaluate the substance of any such information without causing a waiver or loss of any privilege or protection or any violation. The Company shall furnish to Parent, to the extent prepared by the Company in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations and cash flows, which information shall be furnished to Parent substantially contemporaneously with the furnishing of such information to the Company Board (it being understood that any such financial statements shall be in draft form and subject to revision, shall not necessarily comply with GAAP or any other accounting standard and shall not necessarily contain the same type of information or detail as the information in the Company SEC Reports). Any investigation pursuant to this Section 6.7 shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

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(b)          The provisions of the Confidentiality Agreement dated August 27, 2011, between Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms. At the reasonable request of Parent, the Company shall authorize Parent and Merger Sub to disclose confidential information of the Company to any alternative financing source that shall have entered into a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company.

Section 6.8.          No Solicitation.

(a)          From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any officer, director or employee of the Company to, nor shall it authorize any financial advisor, attorney or other advisor or representative of the Company to (i) solicit, initiate, or knowingly encourage or induce the submission or announcement of, any Takeover Proposal (as hereinafter defined), (ii) publicly approve, endorse or recommend to Company Stockholders, or enter into any agreement, agreement-in-principle, term sheet, letter of intent or any similar instrument (A) with respect to, any Takeover Proposal or any proposal or offer that would reasonably be expected to lead to a Takeover Proposal or (B) that by its express written terms requires the Company to terminate this Agreement (any such agreement, agreement-in-principle, term sheet, letter of intent or any similar instrument under clause (A) or (B), an “Alternative Acquisition Agreement”), (iii) participate or engage in any discussions or negotiations with any Person or group (excluding, for avoidance of doubt, the directors, officers, employees, financial advisors, attorneys, advisors and other representatives of the Company) other than Parent, Merger Sub or any of their Affiliates (a “Third Party,” which term shall include the directors, officers, partners, managers, employees, financial advisors, attorneys, advisors and other representatives of such Third Party and its Affiliates and potential financing sources) regarding, or furnish any confidential information relating to the Company or afford access to the business, properties, assets, books or records of the Company to any Third Party that, to the knowledge of the Company, is seeking to make or has made, any Takeover Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement with a Third Party whom the Company has reason to believe is seeking to make or has made any Takeover Proposal, unless the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside counsel) that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, or (v) agree to or publicly propose to do any of the foregoing; provided, however, that notwithstanding the foregoing, if prior to the receipt of the Company Stockholder Vote, the Company receives an unsolicited written Takeover Proposal from a Third Party that did not result from a material breach of this Section 6.8, the Company shall be entitled to participate or engage in discussions or negotiations regarding such Takeover Proposal, and may provide or furnish information to the Third Party making such Takeover Proposal pursuant to a confidentiality agreement that (A) is in effect on the date hereof or (B) if not in effect on the date hereof, (1) does not prohibit the Company from complying with its obligations pursuant to this Section 6.8 and (2) contains provisions no less favorable to the Company in the aggregate than the provisions of the Confidentiality Agreement (except that such confidentiality agreement need not include any standstill provisions) (it being agreed that disclosure of the terms of the Confidentiality Agreement to such Third Party shall be deemed not to breach or violate the Confidentiality Agreement), if, prior to engaging in such discussions or negotiations or providing such confidential information, (x) the Company Board (or the applicable committee thereof) determines in good faith that such Takeover Proposal is bona fide, (y) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) that such Takeover Proposal is, or could reasonably be expected to result in or lead to, a Superior Proposal and (z) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside counsel) that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law. The Company shall promptly (and in any event within 24 hours) make available to Parent any non-public information relating to the Company that is made available to such Third Party which was not previously made available to Parent prior to the time it is made available to such Third Party.

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(b)          Except as expressly provided by Section 6.8(c), at any time after the date hereof, neither the Company Board nor any committee of the Company Board shall:

(i)          (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) adopt, approve or recommend or publicly propose to adopt, approve or recommend a Takeover Proposal, (C) following the public announcement of a Takeover Proposal (other than a Takeover Proposal contemplated in clause (D) below), fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing, (D) fail to recommend against any Takeover Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (as defined in Rule 14d-2 under the Exchange Act) of such Takeover Proposal or (E) fail to include the Company Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Change in Recommendation”); or

(ii)         cause or permit the Company to enter into any Alternative Acquisition Agreement relating to any Takeover Proposal.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Company Stockholder Vote, the Company Board (or the applicable committee thereof) may make a Change in Recommendation either:

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(i)          in response to a material development or change in material circumstances occurring or arising after the date hereof, the existence and material consequences of which were not known by the Company Board at or prior to the date hereof (and not relating to any Takeover Proposal, which shall be governed as set forth in Section 6.8(c)(ii)) (such material development or change in circumstances, an “Intervening Event”); provided that, before making such Change in Recommendation, (A) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside counsel) that the failure to make such a Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law and (B) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance advising Parent that the Company may make such Change in Recommendation, and, during such three (3) Business Day period, the Company shall, and shall direct its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent notifies the Company in writing that it desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Guarantee and the Equity Commitment Letter (as evidenced by a definitive agreement, a definitive guarantee and a definitive equity commitment letter executed by Parent, Merger Sub, the Guarantors and the Sponsors, as applicable, and delivered to the Company prior to the expiration of such negotiation period) so as to obviate (if possible) the need for such Change in Recommendation; or

(ii)         in circumstances relating to a Takeover Proposal; provided that, before making such Change in Recommendation or terminating this Agreement pursuant to Section 8.1(f)(i), (A) the Company Board (or the applicable committee thereof) reasonably believes that the Takeover Proposal has not been withdrawn, (B) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) that such Takeover Proposal is, or is reasonably likely to result in or lead to, a Superior Proposal, (C) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside counsel) that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, (D) such Takeover Proposal shall not have resulted from any material breach or violation of this Section 6.8, and (E) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance advising Parent that the Company has received a Takeover Proposal that has not been withdrawn and that the Company Board (or the applicable committee thereof) has determined in good faith will, absent any revision to the terms and conditions of this Agreement, constitute a Superior Proposal and that the Company Board (or the applicable committee thereof) intends to effect a Change in Recommendation and/or to terminate this Agreement pursuant to Section 8.1(f)(i) (it being understood and agreed that a determination in good faith by the Company Board (or the applicable committee thereof) that such Takeover Proposal is or will be a Superior Proposal shall not, in and of itself, constitute or effect a Change in Recommendation), which notice shall specify the basis for such Change in Recommendation or termination, including the material terms and conditions of such Takeover Proposal, copies of all documents material to such Takeover Proposal and the identity of the Person or entity making such Takeover Proposal, and during such three (3) Business Day period, the Company shall, and shall direct its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent notifies the Company in writing that it desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Guarantee and the Equity Commitment Letter (as evidenced by a definitive agreement, a definitive guarantee and a definitive equity commitment letter executed by Parent, Merger Sub, the Guarantors and the Sponsors, as applicable, and delivered to the Company prior to the expiration of such negotiation period) so that such Takeover Proposal would not be or would cease to constitute a Superior Proposal (it being understood and agreed that (y) the Company Board shall promptly following the receipt of any such revised proposal from Parent convene a meeting at which it will consider such proposal in accordance with this clause (E) and (z) any material amendment to the financial terms or other material terms of such Takeover Proposal shall require a new written notification from the Company under this Section 6.8(c), except that the applicable time period shall be reduced from three (3) Business Days to 48 hours).

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(d)          The Company will, and will direct each officer, director, employee, financial advisor, attorney or other advisor or representative of the Company to, cease immediately and cause to be terminated all discussions or negotiations with any Third Parties conducted prior to the date hereof with respect to any Takeover Proposal.

(e)          Nothing set forth in this Section 6.8 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) complying with Rule 14e-2 under the Exchange Act or Rule 14d-9 under the Exchange Act with respect to a Takeover Proposal, or (ii) complying with its disclosure obligations if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose would reasonably be expected to be inconsistent with its obligations under applicable Law. For avoidance of doubt, nothing set forth in this Section 6.8 or elsewhere in this Agreement shall prohibit the Company or the Company Board from issuing a “stop, look and listen” statement or other communication pending disclosure of its position, as contemplated by Rule 14e-2 or Rule 14d-9 under the Exchange Act.

(f)          For purposes of this Agreement:

(i)          “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) or “group” as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder (collectively, “Person or Group”) relating to any acquisition, tender offer or exchange offer, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other transaction or series of transactions (A) that would result in the acquisition of assets or businesses that constitute, represent or generate 20% or more of the total revenue or total assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), or (B) following which (x) such Person or Group would beneficially hold, directly or indirectly, 20% or more of the outstanding shares of capital stock of the Company or (y) the Company Stockholders as of immediately prior to such transaction or series of transactions would hold, directly or indirectly, 80% or less of the outstanding equity interests of the surviving or resulting entity immediately following such transaction or series of transactions, in each case other than the Transactions.

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(ii)         “Superior Proposal” means any written Takeover Proposal that would result in: (A) the Company Stockholders as of immediately prior to such transaction holding, directly or indirectly, less than 90% of the outstanding equity interests of the surviving or resulting entity immediately following such transaction, or (B) the acquisition by any Person or Group, directly or indirectly, of substantially all the assets of the Company, in each case on terms that the Company Board (or the applicable committee thereof) determines in its good faith judgment (after consultation with its financial advisor and outside counsel), taking into account all relevant factors, including, among other things, the legal, regulatory and financial aspects of such Takeover Proposal and this Agreement, the identity of the Third Party making the Takeover Proposal (including whether stockholder approval of such Third Party is required), stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk, the need for financing, likelihood of consummation and other aspects of the proposal that the Company Board (or the applicable committee thereof) deems relevant, (x) would, if consummated, result in a transaction that is more favorable to the Company Stockholders (in their capacity as stockholders) than the Transactions (taking into account the terms of any bona fide written offer made by Parent to modify the terms of the Transactions) and (y) is reasonably capable of being completed on the terms proposed.

(g)          In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall promptly (and in any event within 24 hours after any director or Executive Officer of the Company shall receive notice of the receipt thereof) advise Parent of (i) any request for information or for access to the properties, books or records of the Company by any Third Party that, to the knowledge of the Company, is seeking to make or has made, any Takeover Proposal, or (ii) any inquiry with respect to or which could reasonably be expected to result in or lead to a Takeover Proposal, including in each case the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material modifications or proposed modifications) of any such request, Takeover Proposal or inquiry.

(h)          Notwithstanding any other provision of this Agreement, the Company shall have no obligation to make any disclosure or take any other action that would constitute a breach or violation of any Contract outstanding on the date hereof.

Section 6.9.          Indemnification and Insurance.

(a)          Parent and Merger Sub agree that all rights to indemnification and exculpation by the Company now existing in favor of each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or an employee of the Company or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any action, suit or other proceeding, shall survive the Merger and shall remain in full force and effect for a period of not less than six (6) years after the Effective Time. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

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(b)          Prior to the Effective Time, the Company shall purchase one or more six-year, prepaid “tail” policies on the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement or comparable coverage (the “D&O Insurance”) in respect of actions or omissions occurring prior to the Effective Time; provided, that in no event shall the cost of such tail policy exceed 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”); and provided, further, that if the cost of the D&O Insurance exceeds the Maximum Amount, the Company shall obtain one or more policies with the greatest coverage available or a cost not exceeding the Maximum Amount. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policies in full force and effect and continue to honor their respective obligations thereunder for a period of six years after the Effective Time.

(c)          The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third-party beneficiaries of this Section 6.9, each of whom may specifically enforce the provisions of this Section 6.9).

(d)          If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges or converts into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation, merger or conversion or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

Section 6.10.         Section 16 Matters. Prior to the Effective Time Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11.         Financing.

(a)          Each of Parent and Merger Sub shall take, or cause to be taken, all actions necessary, proper or advisable to arrange and obtain the proceeds of the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including: (i) entering into definitive agreements with respect thereto, (ii) satisfying, or causing to be satisfied, on a timely basis all conditions applicable to, and within the control of, Parent, Merger Sub or their respective representatives in such definitive agreements and (iii) causing such Equity Financing to be funded at the Closing such that Parent or Merger Sub may pay all of the amounts payable by them in connection with the Merger and the other Transactions.

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(b)          Parent shall not agree to any amendment or modification to, or grant any waiver of, any condition or other provision under the Equity Commitment Letter without the prior written consent of the Company to the extent any such amendment, modification or waiver would reduce the aggregate amount of cash proceeds available from the Equity Financing to fund the Merger and the other Transactions (as compared to the amount of such aggregate proceeds contemplated under the Equity Financing as in effect on the date hereof) or would impose new or additional conditions that would be reasonably likely to (i) prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (ii) adversely impact the ability of Parent or Merger Sub to enforce their respective rights against the other parties to the Equity Commitment Letter. Parent shall not release or consent to the termination of the obligations of the other parties to the Equity Commitment Letter, except for assignments and replacements of investors in accordance with the express terms of the Equity Commitment Letter. Notwithstanding anything to the contrary set forth herein, Parent shall have the right to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Equity Commitment Letter or any definitive agreements with respect to the Equity Financing, and/or substitute debt or other equity financing for all or any portion of the Equity Commitment Letter from the same and/or alternative financing sources; provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Equity Commitment Letter or such definitive agreements with respect to the Equity Commitment Letter and/or substitution for all or any portion of the Equity Commitment Letter shall not (i) expand upon the conditions contained therein in any way or prevent or cause any delay of the consummation of the Merger or the other Transactions or (ii) otherwise result in financing terms that are materially less favorable, in the aggregate, to Parent, Merger Sub and the Company than those in the Equity Commitment Letter as in effect on the date hereof.

(c)          If any portion of the Equity Financing becomes or could become unavailable in the manner or from the sources contemplated in the Equity Commitment Letter, (i) Parent shall immediately so notify the Company in writing and (ii) Parent and Merger Sub shall arrange and obtain, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources in an amount sufficient to consummate the Merger and the other Transactions on terms and conditions not materially less favorable, in the aggregate, to Parent, Merger Sub and the Company than those in the Equity Commitment Letter as in effect on the date hereof, as promptly as practicable following the occurrence of such event.

(d)          Parent shall (i) furnish to the Company complete, correct and executed copies of the agreements for the Equity Financing or any alternative financing promptly upon their execution, (ii) give the Company prompt notice of any breach or threatened breach of which Parent or Merger Sub is or becomes aware by any party to any of the Equity Commitment Letter, any alternative financing commitment or any alternative financing agreement of which Parent or Merger Sub is or becomes aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Equity Financing (or any alternative financing).

(e)          For the avoidance of doubt, Parent and Merger Sub acknowledge and agree that neither the obtaining of the Equity Financing nor any alternative financing, including any debt financing, is a condition to the obligations of Parent and Merger Sub to consummate the Merger and the other Transactions and reaffirm their obligations to consummate the Merger and the other Transactions irrespective and independently of the availability of the Equity Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article 7.

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Section 6.12.         Financing Cooperation. The Company shall use its commercially reasonable efforts to, and shall direct its officers, directors, employees and other advisors or representatives to use their commercially reasonable efforts to, provide all cooperation that is customary and reasonable in connection with the arrangement of any debt financing or other alternative financing as may be reasonably requested in writing by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including (a) participation in a reasonable number of meetings, due diligence sessions and lender presentations, (b) assisting with the preparation of confidential information memoranda and similar documents, (c) furnishing Parent and its debt or other financing sources with such pertinent and customary information regarding the Company, including all presently available financial statements, financial projections and other financial data, in each case as reasonably requested in writing by Parent, (d) executing and delivering any customary placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate executed by the Chief Financial Officer of the Company on behalf of the Company (provided that such documents will not take effect until the Effective Time), and (e) obtaining any intellectual property assignment agreements relating to the Company Intellectual Property, and making all necessary filings with governmental registration agencies to update ownership title in, and to effectuate the release of, any security interests granted in the Company Intellectual Property, in each case as reasonably requested in writing by Parent. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, employees and other advisors and representatives shall be required to take any action that would subject any of them to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Equity Financing or any alternative financing or any cooperation provided pursuant to this Section 6.12, prior to the Effective Time, unless such action is contingent upon the Closing. Parent shall promptly, upon request by the Company, reimburse the Company and its officers, directors, employees and other advisors and representatives for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by them in connection with the cooperation of the Company contemplated by this Section 6.12. Parent and Merger Sub shall jointly and severally indemnify, defend and hold harmless the Company and its officers, directors, employees and other advisors and representatives from and against any and all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions undertaken pursuant to this Section 6.12.

Section 6.13.         Tax Withholding on Restricted Stock. As promptly as practicable after the date hereof, the Company will provide the Parent with a list of the names of holders of shares of Restricted Stock (and the number of such shares owned by such holder) for which a valid election under Code §83(b) has not been made and which is non-transferable and subject to a substantial risk of forfeiture within the meaning of Code §83 (such shares, “Compensatory Restricted Stock”). In addition, the Company shall promptly provide updates to such information with respect to Compensatory Restricted Stock and other records and information from time to time reasonably requested by Parent or the Exchange Agent so that the amount of any applicable withholding Taxes can be properly determined with respect to any payments to be made in connection with the Closing in respect of Compensatory Restricted Stock.

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Article 7
CONDITIONS TO THE MERGER

Section 7.1.          Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)          Stockholder Approval. The Company Stockholder Vote shall have been obtained.

(b)          Antitrust Waiting Period. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)          No Injunctions or Restraints. No Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and that has the effect of making the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and that has the effect of making the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States; provided, however, that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Law, Order or other legal restraint or prohibition.

Section 7.2.          Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. Each representation and warranty of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.9 and Section 3.21) that is qualified by reference to a Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representation and warranty expressly relates to an earlier time (in which case as of such earlier time). Each representation and warranty of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.9 and Section 3.21) that is not so qualified shall be true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representation and warranty expressly relates to an earlier time (in which case as of such earlier time), other than where the failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; provided that for purposes of determining the satisfaction of the second sentence of this Section 7.2(a), the representations and warranties of the Company shall be deemed not to be qualified by any references therein to materiality. Each representation and warranty of the Company set forth in Section 3.1, Section 3.3(a), Section 3.3(b), Section 3.9 and Section 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Each representation and warranty of the Company set forth in Section 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except where the failure to be so true and correct would not result in the payment by Parent or the Surviving Corporation of aggregate Merger Consideration in excess of $500,000 over the aggregate Merger Consideration that would have been payable by Parent or the Surviving Corporation in the absence of such failure to be true and correct.

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(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Absence of Material Adverse Effect. Since the date of this Agreement, there shall have been no condition, circumstance, event, change, occurrence, state of facts or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)          Company Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied as of the Closing.

(e)          SEC Filings. The Company shall have filed all Company SEC Reports required to be filed with the SEC prior to the Effective Time and that are required to contain financial statements.

(f)          FIRPTA Certificate. The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

Section 7.3.          Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. Each representation and warranty of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b), Section 4.5, Section 4.7(a), Section 4.9, Section 4.11 and Section 4.12) that is qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representation and warranty expressly relates to an earlier time (in which case as of such earlier time). Each representation and warranty of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b), Section 4.5, Section 4.7(a), Section 4.9, Section 4.11 and Section 4.12) that is not so qualified shall be true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representation and warranty expressly relates to an earlier time (in which case as of such earlier time), other than where the failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect; provided that for purposes of determining the satisfaction of the second sentence of this Section 7.3(a), the representations and warranties of Parent and Merger Sub shall be deemed not qualified by any references therein to materiality. Each representation and warranty set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(b), Section 4.5, Section 4.7(a), Section 4.9, Section 4.11 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

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(b)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)          Parent Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the respective chief executive officers and chief financial officers of Parent and Merger Sub to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied as of the Closing.

Article 8
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.          Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Company Stockholder Vote:

(a)          by mutual written consent of Parent, Merger Sub and the Company;

(b)          by either the Company or Parent, if the Merger has not been consummated on or prior to July 16, 2012 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure (for purposes of Parent, including any failure by Merger Sub) to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(c)          by either the Company or Parent, if (A) any Law enacted, issued or promulgated by any Governmental Authority of competent jurisdiction in the United States that has the effect of making the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States shall be in effect or (B) any Order issued or granted by any Governmental Authority of competent jurisdiction in the United States that has the effect of making the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States shall be in effect and shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) (for purposes of Parent, including Merger Sub) shall have used those efforts required hereunder (including under Section 6.5) to resist, lift or resolve such Law or Order;

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(d)          by either the Company or Parent, if upon a vote at a duly held Company Stockholders Meeting the Company Stockholder Vote shall not have been obtained; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub is in breach of its obligations pursuant to Section 6.1(c); and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Company Stockholder Vote shall have been caused by the action or failure to act of the Company, which action or failure to act constitutes a material breach by the Company of this Agreement;

(e)          by Parent, at any time prior to the receipt of the Company Stockholder Vote, if:

(i)          the Company Board shall have effected a Change in Recommendation;

(ii)         the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, or any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, which breach, failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (B) is incapable of being cured or has not been cured by the Company by the earlier of (1) twenty (20) Business Days after the Company shall have received written notice from Parent of such breach, failure to perform or inaccuracy and (2) the close of business on the third Business Day before the Outside Date; or

(iii)        the Company shall have breached any of its obligations under Section 6.8 in any material respect;

provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if Parent’s or Merger Sub’s breach of any provision of this Agreement would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; or

(f)          by the Company, at any time prior to the receipt of the Company Stockholder Vote, if:

(i)          (A) the Company Board has received a Superior Proposal, (B) the Company has complied with its obligations pursuant to Section 6.8 in all material respects, (C) the Company Board (or the applicable committee thereof) concurrently approves, and the Company substantially concurrently with the termination of this Agreement enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal and (D) the Company, prior to, or substantially concurrently with, such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.3(a); or

(ii)         Parent or Merger Sub shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, or any representation or warranty of the Parent or Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, which breach, failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured or has not been cured by Parent or Merger Sub by the earlier of (1) twenty (20) Business Days after Parent or Merger Sub shall have received written notice from the Company of such breach, failure to perform or inaccuracy and (2) the close of business on the third Business Day before the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(f)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; or

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(g)          by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied or, to the extent permitted by applicable Law, waived, (ii) the Company has confirmed by written notice to Parent that it is ready, willing and able to consummate the Merger, and (iii) Parent and Merger Sub shall have failed to consummate the Merger within two (2) Business Days following the date the Closing should have occurred pursuant to Section 1.3.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 8.2.          Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party), except for the provisions of (i) the last two sentences of Section 6.12, (ii) Section 8.2, Section 8.3, Section 8.4 and Section 8.5 and (iii) Article 9, which shall survive such termination; provided that none of the Company, Parent and Merger Sub shall be relieved or released from any liabilities or damages arising out of its willful and intentional breach of any provision of this Agreement. Without limiting the generality of the foregoing, any failure of Parent and Merger Sub to satisfy the payment obligations hereunder upon satisfaction of the conditions set forth in Section 7.1 and Section 7.2, as applicable, will constitute a material breach of this Agreement. The Guarantee and the Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 8.3.          Fees and Expenses.

(a)          If this Agreement is terminated pursuant to Section 8.1(e)(i), the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay Parent or its designee (if prior to termination Parent shall have notified the Company of such designee and provided all necessary payment instructions) a fee in immediately available funds of $2,500,000 (the “Termination Fee”). If this Agreement is terminated pursuant to Section 8.1(f)(i), the Company shall pay Parent or its designee (if prior to termination Parent shall have notified the Company of such designee and provided all necessary payment instructions) the Termination Fee in immediately available funds before or substantially concurrently with such termination.

(b)          If (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 8.1(b) or Section 8.1(d) and at any time on or after the date hereof and prior to the Company Stockholders Meeting a Takeover Proposal shall have been publicly announced or otherwise publicly communicated to the Company Stockholders and not withdrawn prior to the Company Stockholders Meeting or (B) by Parent pursuant to Section 8.1(e)(iii), (ii) at the time of termination neither Parent nor Merger Sub was in breach of any provision of this Agreement that would give rise to a failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied at the time of termination and (iii) within twelve (12) months after the date of the Company Stockholders Meeting, the Company enters into a Contract (other than a confidentiality agreement contemplated by Section 6.8) to effect or consummates any Takeover Proposal (including but not limited to the Takeover Proposal referred to in clause (i)), the Company shall pay Parent or its designee the Termination Fee (less any Parent Expenses previously reimbursed pursuant to Section 8.3(c)) no later than the second Business Day after the consummation (if any) of such transaction, provided that, for purposes of clauses (i) and (iii) of this Section 8.3(b), “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.8(f) except that references in Section 6.8(f) to “20%” and “80%” shall be replaced by “50%.”

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(c)          In the event (i) this Agreement is terminated by the Company pursuant to Section 8.1(d), under circumstances in which the Termination Fee is not then payable pursuant to Section 8.3(b), or pursuant to Section 8.1(e)(ii) or Section 8.1(e)(iii) and (ii) at the time of termination neither Parent nor Merger Sub was in breach of any provision of this Agreement that would give rise to a failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied at the time of termination, then the Company shall, following receipt of an invoice therefor, promptly (in any event within two Business Days) pay up to $1,000,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the Transactions (the “Parent Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(b).

(d)          In the event (i) this Agreement is terminated by the Company pursuant to Section 8.1(f)(ii) or Section 8.1(g) and (ii) at the time of termination the Company was not in breach of any provision of this Agreement that would give rise to a failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied at the time of termination, then Parent shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay or cause to be paid to the Company a fee in immediately available funds of $5,000,000 (the “Reverse Termination Fee”).

(e)          Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all fees payable under or pursuant to the HSR Act and foreign antitrust or competition Laws shall be borne by the Parent, whether or not the Transactions are consummated.

(f)          The parties hereto acknowledge that the damages resulting from termination of this Agreement under circumstances in which the Termination Fee, Parent Expenses or the Reverse Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 8.3 are reasonable forecasts of the actual damages which may be incurred, and in the event that Parent or the Company shall receive full payment pursuant to this Section 8.3, the receipt of Parent Expenses or the Termination Fee by the Parent or the Reverse Termination Fee by the Company, in each case, shall be deemed to be liquidated damages, and not a penalty, for any and all losses or damages suffered or incurred by Parent, Merger Sub, the Company, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, the Company, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against any party to this Agreement or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. Under no circumstances shall (i) the Company be obligated to pay more than one (1) Termination Fee or (ii) Parent or Merger Sub be obligated to pay more than one (1) Reverse Termination Fee.

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Section 8.4.          Amendment. This Agreement may be amended by the parties hereto, without the need to receive approval of any third-party beneficiaries, at any time before or after approval of this Agreement and the Transactions by the respective boards of directors or stockholders of the parties hereto; provided, however, that after any such approval by the Company Stockholders, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5.          Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Article 9
GENERAL PROVISIONS

Section 9.1.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by nationally recognized overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other address(es) for a party as such party shall specify by like notice:

(a)          if to the Company:

SeraCare Life Sciences, Inc.

37 Birch Street

Milford, Massachusetts

Attention: Chief Executive Officer

Fax: (508) 634-3334

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with a copy to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210-2600

Attention: John D. Hancock, Esq.

Fax: 617-832-7000

(b)          if to Parent or Merger Sub:

Project Plasma Holdings Corporation

c/o Linden LLC

111 S. Wacker Drive, Suite 3350

Chicago, Illinois 60606

Attention:  Brian Miller

William Drehkoff

Fax: (312) 506-5601

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Drive

Chicago, Illinois 60654

Attention: Ted H. Zook, P.C.

Gerald T. Nowak, P.C.

Robert A. Wilson

Fax: 312-862-2200

Notice so given shall (in the case of notice so given by mail or nationally recognized overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile or personal delivery) on the date of actual transmission or personal delivery, as the case may be.

Section 9.2.          Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Effective Time. Except for the representations and warranties contained in Article 3 of this Agreement, the Company has not made any representation or warranty, expressed or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or Merger Sub and any of their respective representatives, and none of the Company or any stockholder shall have or be subject to any liability to Parent or Merger Sub, or Parent’s or Merger Sub’s use of or reliance on, any such information or any information, documents or material made available to Parent in any form in expectation of, or in connection with, the Transactions. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that the Company does not make and has not made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets of or for future revenues or expenses, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including any information in any data room, with respect to the Company or the business, operations or affairs of the Company, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

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Section 9.3.          Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the actual knowledge of the individuals described in Section 9.3 of the Company Disclosure Letter.

Section 9.4.          Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.5.          Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(a)          Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement, the Merger or any of the other Transactions in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(b)          Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

Section 9.6.          Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

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Section 9.7.          Assignment; No Third Party Beneficiaries.

(a)          This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that prior to the Closing, Parent and Merger Sub may assign this Agreement (in whole but not in part) to any of their respective Affiliates and/or collaterally assign this Agreement to any parties providing debt financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing).

(b)          Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that (i) from and after the Closing, each Indemnified Party is an intended third-party beneficiary of Section 6.9, and such Persons may specifically enforce such provisions and (ii) each Person identified in Section 6.12 is an intended third-party beneficiary of Section 6.12, and such Persons may specifically enforce such provisions; provided that, prior to the Closing, no consent of the third-party beneficiaries shall be required to amend Section 6.9 or Section 6.12 pursuant to Section 8.4.

Section 9.8.          Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such illegality, invalidity or unenforceability shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 9.9.          Entire Agreement. This Agreement, the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement contain all of the terms of the agreement of the parties hereto with respect to the subject matter hereof.

Section 9.10.         Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.10.

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Section 9.11.         Remedies.

(a)          Remedies of Parent and Merger Sub.

(i)          Specific Performance. Prior to the valid termination of this Agreement pursuant to Article 8, Parent and Merger Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 9.5 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate the Agreement and collect the Termination Fee or Parent Expenses under Section 8.3(a), Section 8.3(b) or Section 8.3(c) as applicable.

(ii)         Termination Fee. Parent shall be entitled to payment of the Termination Fee if and when payable pursuant to Section 8.3(a) and Section 8.3(b) hereof.

(iii)        Expense Reimbursement. Parent shall be entitled to reimbursement of Parent Expenses if and when payable pursuant to Section 8.3(c) hereof.

(iv)        Termination. Parent and Merger Sub shall be entitled to terminate this Agreement in accordance with Article 8 hereof.

(v)         Monetary Damages. Other than in the case of fraud, in no event shall Parent, Merger Sub or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees have the right to seek or obtain money damages from the Company or any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Parent and Merger Sub to payment of the Termination Fee or Parent Expenses pursuant to Section 8.3(a), Section 8.3(b) and Section 8.3(c), as applicable.

(b)          Remedies of the Company.

(i)          Specific Performance. Prior to the valid termination of this Agreement pursuant to Article 8, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Sub in the courts described in Section 9.5 and to enforce specifically the terms and provisions hereof; provided that the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to enforce Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (A) the conditions set forth in Section 7.1 and Section 7.2 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the Equity Financing to be funded, and (B) the Company has confirmed in writing to Parent that if the Equity Financing is funded, then it would take all such actions that are within its control to cause the Closing to occur. Notwithstanding the foregoing, the Company agrees to cause any Action, including any Action seeking an injunction, specific performance or other equitable relief, to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger and the other Transactions in accordance with this Agreement (but such dismissal shall not be a condition thereto). In no event shall the Company be entitled to seek the remedy of specific performance of Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Merger other than solely under the specific circumstances and as specifically set forth in this Section 9.11(b)(i). The election to pursue an injunction, specific performance or other equitable remedy shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Reverse Termination Fee under Section 8.3(d); provided that in no event shall the Company be permitted to pursue an injunction, specific performance or other equitable remedy under this Agreement following the payment of the Reverse Termination Fee. For the avoidance of doubt, the Company shall be entitled to enforce its rights (by litigation or otherwise) as a third-party beneficiary of the Equity Commitment Letter in the event that the conditions in this Section 9.11(b)(i) are satisfied.

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(ii)         Reverse Termination Fee. The Company shall be entitled to payment of the Reverse Termination Fee if and when payable pursuant to Section 8.3(d) hereof.

(iii)        Termination. The Company shall be entitled to terminate this Agreement in accordance with Article 8 hereof.

(iv)        Equity Commitment Letter and Guarantee. For the avoidance of doubt, the Company shall have the remedies set forth in each of the Equity Commitment Letter and the Guarantee.

(v)         Monetary Damages. Other than in the case of fraud, in no event shall the Company or any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates or assignees have the right to seek or obtain money damages from Parent or Merger Sub or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of the Company to payment of the Reverse Termination Fee pursuant to Section 8.3(d); provided, however, that this Section 9.11(b)(v) shall not limit or restrict the remedies available under the Confidentiality Agreement, the Equity Commitment Letter, the Guarantee and the indemnification and reimbursement obligations of Parent contained in Section 6.12.

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(c)          Acknowledgement Regarding Available Remedies. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other Transactions) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5 without proof of damages or otherwise, (ii) the provisions set forth in Section 8.3 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any way any party’s right to specific performance and (iii) such rights of specific enforcement are an integral part of the Transactions and without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)          Sole Remedy. The parties hereto acknowledge and agree that the remedies provided for in this Section 9.11 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the Transactions. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party or any of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives arising under or based upon any federal, state or local law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

SERACARE LIFE SCIENCES, INC.

By:	/s/ Gregory A Gould
Name:	Gregory A. Gould
Title:	Interim President and Chief Executive Officer and Chief Financial Officer

PROJECT PLASMA HOLDINGS CORPORATION

By:	/s/ Eric C. Larson
Name:	Eric C. Larson
Title:	Vice President and Assistant Secretary

PROJECT PLASMA MERGER CORP.

By:	/s/ Eric C. Larson
Name:	Eric C. Larson
Title:	Vice President and Assistant Secretary